Exhibit 10.1

Sonus Networks, Inc.

4 Technology Park Drive

Westford, MA 01886

December 27, 2013

Mr. Raymond P. Dolan

By electronic delivery

Dear Ray:

Based on your desire to demonstrate your support for the Company and its prospects, the Compensation Committee has considered and will agree to your request to amend your October 8, 2010 employment letter (as previously amended by letters dated February 14, 2011, August 7, 2012, February 15, 2013 and March 28, 2013, your “Agreement”) outlining the terms and conditions of your employment by Sonus Networks, Inc. is hereby amended as follows:

You have elected, in lieu of your Base Salary from January 1, 2014 through December 31, 2014, to accept shares of restricted stock (“2014 Salary Shares”), which will vest on December 31, 2014.  The 2014 Salary Shares will be granted on January 2, 2014 and the number of 2014 Salary Shares granted will equal 1.5 times your Base Salary for the year divided by the closing price of the Company’s shares, both as of the date of grant.  If, before December 31, 2014, your employment is terminated by you with Good Reason or by the Company without Cause, a pro rata portion of the 2014 Salary Shares will vest on the date of such termination.  If, before December 31, 2014, your employment is terminated by you without Good Reason or by the Company for Cause, you will forfeit the 2014 Salary Shares.

Except as modified by the terms of this letter, the terms of the Agreement will remain in full force and effect.  Capitalized terms not defined in this letter have the same definitions given to them in the Agreement.

Very truly yours,

/s/ John Schofield
John Schofield
Chair, Compensation Committee

ACCEPTED:

/s/ Raymond P. Dolan	01/02/2014
Raymond P. Dolan	Date